SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 20, 2004

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7882	94-1692300
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One AMD Place, P.O. Box 3453 Sunnyvale, California	94088-3453
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 732-2400

Item 12. Results of Operations and Financial Condition.

The information in this Report, including the Exhibit 99.1 attached hereto, is furnished pursuant to Item 12 of this Form 8-K. Consequently, it is not deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, or otherwise subject to the liabilities of that section. It may only be incorporated by reference in another filing under the Exchange Act or Securities Act of 1933 if such subsequent filing specifically references this Form 8-K.

On January 20, 2004, Advanced Micro Devices, Inc. (the “Company”) announced its results of operations and financial condition as of and for the quarter and year ended December 28, 2003 in a press release that is attached hereto as Exhibit 99.1.

The Company’s earnings release contains non-GAAP financial measures. Pursuant to the requirements of Regulation G, the Company has provided reconciliations within the press release of the non-GAAP financial measures to the most directly comparable GAAP financial measures in the text of the press release.

EBITDA is presented in the earnings release. EBITDA was determined by adjusting net income for interest income, interest expense, income tax, depreciation and amortization. Although EBITDA is not a GAAP financial measure, it is calculated and communicated by the Company because management believes it is of interest to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds.

The Company’s calculation of EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view EBITDA as an alternative to the GAAP measures of net income as a measure of performance, or cash flows from operating, investing and financing activities as a measure of liquidity. In addition, EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows. Management does not intend the presentation of EBITDA to be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Exhibits

The following exhibits are filed as part of this Report:

No.	Exhibit

99.1	Press Release dated January 20, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MICRO DEVICES, INC.

Date: January 20, 2004	By:	/s/ ROBERT J. RIVET

Robert J. Rivet Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press release dated January 20, 2004.

4